The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 31, 2012.
Preliminary Pricing Supplement No. U700
To the Underlying Supplement dated March 23, 2012,
Product Supplement No. U-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 August 31, 2012
Financial Products
$ 15 Month 9.0% - 11.0% per annum Callable Yield Notes due December 30, 2013 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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Interest will be paid quarterly in arrears at a rate expected to be between 9.0% and 11.0% per annum (to be determined on the Trade Date), subject to Early Redemption. Interest will be calculated on a 30/360 basis.

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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after December 28, 2012. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing December 30, 2013.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities are expected to price on or about September 25, 2012 (the “Trade Date”) and are expected to settle on or about September 28, 2012 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level*	Knock-In Level
	S&P 500® Index (“SPX”)	SPX
	Russell 2000® Index (“RTY”)	RTY
	Market Vectors Gold Miners ETF (“GDX”)	GDX UP
Interest Rate:	Expected to be between 9.0% and 11.0% per annum (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on December 28, 2012, March 28, 2013, June 28, 2013, September 30, 2013 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

•
If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is equal to or greater than to its Initial Level, the Redemption Amount will be less than the principal amount of the securities. You could lose your entire investment.

	•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after December 28, 2012 upon notice on or before the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Early Redemption Notice Dates:	Notice of Early Redemption will be provided prior to the relevant Interest Payment Date on or before December 24, 2012, March 25, 2013, June 25, 2013 or September 25, 2013, as applicable.
Knock-In Event:	A Knock-In Event will occur if, on any trading day during the Observation Period, the closing level of any Underlying is equal to or less than its Knock-In Level.
Knock-In Level:	The Knock-In Level for each Underlying will be approximately 60.0% of the Initial Level of such Underlying (to be determined on the Trade Date).
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
	Final Level—Initial Level Initial Level	; subject to a maximum of zero
Initial Level:*	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	December 24, 2013
Maturity Date:†	December 30, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TYF2
* In the event that the closing level of any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
† The Valuation Date for any Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect to such Underlying and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date for any Underlying is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay varying discounts and commissions of between $17.50 and $22.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to $7.50 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For more detailed information, please see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
September     , 2012

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated March 23, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001475/dp29444_424b2-mtn.htm

•	Product supplement No. U-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns for the Lowest Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that (i) the securities are not redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 10.0% per annum (the midpoint of the expected range set forth on the cover of this pricing supplement), (iii) the term of the securities is exactly 15 months and (iv) the Knock-In Level for each Underlying is 60.0% of the Initial Level for such Underlying. In addition, the examples below assume that the Initial Level is 1410 for SPX, 810 for RTY and $47 for GDX. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether on any trading day during the Observation Period the closing level of any Underlying is equal to or less than its respective Knock-In Level and (b) the Final Level of the Lowest Performing Underlying. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Table 1: A Knock-In Event DOES NOT occur.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$125.00	$1,125.00
40%	0%	$1,000	$125.00	$1,125.00
30%	0%	$1,000	$125.00	$1,125.00
20%	0%	$1,000	$125.00	$1,125.00
10%	0%	$1,000	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	-10%	$1,000	$125.00	$1,125.00
-20%	-20%	$1,000	$125.00	$1,125.00
-30%	-30%	$1,000	$125.00	$1,125.00
-39.99%	-39.99%	$1,000	$125.00	$1,125.00

Table 2: A Knock-In Event DOES occur.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event occurs)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$125.00	$1,125.00
40%	0%	$1,000	$125.00	$1,125.00
30%	0%	$1,000	$125.00	$1,125.00
20%	0%	$1,000	$125.00	$1,125.00
10%	0%	$1,000	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	-10%	$900	$125.00	$1,025.00
-20%	-20%	$800	$125.00	$925.00
-30%	-30%	$700	$125.00	$825.00
-40%	-40%	$600	$125.00	$725.00
-50%	-50%	$500	$125.00	$625.00

Example 1: A Knock-In Event occurs because on a trading day during the Observation Period, the closing level of one Underlying is equal to or less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level
SPX	1410	1410.00 (100% of Initial Level)	1551.00 (110% of Initial Level)
RTY	810	810.00 (100% of Initial Level)	891.00 (110% of Initial Level)
GDX	$47	$28.20 (60% of Initial Level)	$28.20 (60% of Initial Level)

Since the closing level of GDX on a trading day during the Observation Period is equal to or less than its Knock-In Level, a Knock-In Event occurs. GDX is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX ― Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($28.20 – $47) / $47 = -0.40

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 – 0.40)
	=	$600

Example 2: A Knock-In Event occurs because on a trading day during the Observation Period, the closing level of one Underlying is equal to or less than its Knock-In Level; the closing level of the Lowest Performing Underlying on any trading day during the Observation Period is never equal to or less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level
SPX	1410	1410.00 (100% of Initial Level)	1551.00 (110% of Initial Level)
RTY	810	486.00 (60% of Initial Level)	891.00 (110% of Initial Level)
GDX	$47	$37.60 (80% of Initial Level)	$37.60 (80% of Initial Level)

Since the closing level of RTY on a trading day during the Observation Period is equal to or less than its Knock-In Level, a Knock-In Event occurs. GDX is the Lowest Performing Underlying, even though its closing level on any trading day during the Observation Period is never is equal to or less than its Knock-In Level.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX ― Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($37.60 – $47) / $47 = -0.20

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 – 0.20)
	=	$800

Example 3: A Knock-In Event occurs because on a trading day during the Observation Period, the closing level of one Underlying is equal to or less than its Knock-In Level; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level
SPX	1410	1339.50 (95% of Initial Level)	1692.00 (120% of Initial Level)
RTY	810	486.00 (60% of Initial Level)	891.00 (110% of Initial Level)
GDX	$47	$42.30 (90% of Initial Level)	$56.40 (120% of Initial Level)

Since the closing level of RTY on a trading day during the Observation Period is equal to or less than its Knock-In Level, a Knock-In Event occurs. RTY is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of RTY ― Initial Level of RTY	; subject to a maximum of 0.00
Initial Level of RTY

= (891.00 – 810) / 810 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 + 0.00)
	=	$1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level
SPX	1410	1410.00 (100% of Initial Level)	1551.00 (110% of Initial Level)
RTY	810	729.00 (90% of Initial Level)	891.00 (110% of Initial Level)
GDX	$47	$35.25 (75% of Initial Level)	$51.70 (110% of Initial Level)

Since the closing level of each Underlying on any trading day during the Observation Period was never equal to or less than its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Level of any Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly 15 months, the maximum amount payable with respect to the securities is expected to be between $1,112.50 and $1,137.50 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING IS LESS THAN ITS INITIAL LEVEL — Even if on a trading day during the Observation Period the closing level of only one Underlying is equal to or less than its Knock-In Level, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of at least one Underlying is less than its Initial Level. This will be true even if on any trading day during the Observation Period the closing level of the Lowest Performing Underlying was never equal to or less than its Knock-In Level.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. Prior to maturity, the securities may be redeemed on any Interest Payment Date scheduled to occur on or after December 28, 2012, upon notice on or before the relevant Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on that Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Knock-In Event occurs, the Redemption Amount payable at maturity will depend on the lowest performing of the Underlyings to which the securities are linked.

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THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES —  The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization.  These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

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NON-U.S. SECURITIES RISKS — Some or all of the equity securities held by the Market Vectors Gold Miners ETF are issued by or linked to the value of foreign companies. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. These equity securities may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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EMERGING MARKETS RISK — Some or all of the equity securities held by the Market Vectors Gold Miners ETF are issued by companies based in emerging market countries. Emerging markets have often undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation and government regulation. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Market Vectors Gold Miners ETF, which holds equity securities issued by or linked to the value of foreign companies. Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur within very short periods of time. Foreign currency rate risks include convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in a foreign currency. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o
global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Market Vectors Gold Miners ETF or the assets that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on the purchase of the shares of the Market Vectors Gold Miners ETF or the assets that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Market Vectors Gold Miners ETF and the assets that comprise the Underlyings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Market Vectors Gold Miners ETF. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Market Vectors Gold Miners ETF. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. For additional information, see “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

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THERE ARE RISKS ASSOCIATED WITH THE MARKET VECTORS GOLD MINERS ETF —Although shares of the Market Vectors Gold Miners ETF are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Market Vectors Gold Miners ETF or that there will be liquidity in the trading market. The Market Vectors Gold Miners ETF is subject to management risk, which is the risk that a fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Market Vectors Gold Miners ETF’s investment strategy or otherwise, the Market Vectors Gold Miners ETF’s investment advisor may add, delete or substitute the equity securities held by the Market Vectors Gold Miners ETF. Any of these actions could adversely affect the price of the shares of the Market Vectors Gold Miners ETF and consequently the value of the securities. For additional information about the Market Vectors Gold Miners ETF, see information set forth under “The Reference Funds—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

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THE PERFORMANCE OF THE MARKET VECTORS GOLD MINERS ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Market Vectors Gold Miners ETF will generally invest in all of the equity securities included in the index tracked by the Market Vectors Gold Miners ETF (the “Tracked Index”). There may, however, be instances where the Market Vectors Gold Miners ETF’s investment advisor may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately the Tracked Index. In addition, the performance of the Market Vectors Gold Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the Market Vectors Gold Miners ETF and the Tracked Index. Finally, because the shares of the Market Vectors Gold Miners ETF are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For these reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the Tracked Index.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies and silver mining companies are highly dependent on the prices of gold and silver, respectively, and are subject to competition pressures that may have a significant effect on their financial condition. Gold prices and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of, and confidence in, the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted) and other currencies, interest rates and the borrowing and lending rates of gold and silver, and global or regional economic, financial, political, tax, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold or silver, technical developments, substitution issues, forward sales by producers, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. Silver prices may also be affected by production costs and disruptions in major silver producing countries such as Peru, Mexico and China. Additionally, gold and silver mining companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

Demand for gold and silver by the industrial and jewelry industries affects the prices of gold and silver. Gold and silver are used in a wide range of industrial applications, and an economic downturn could have a negative impact on their demand and, consequently, the prices of gold and silver. Additionally, should the speculative community take a negative view of gold or silver, a decline in gold or silver prices could occur.

These factors may have a larger impact on instruments linked to the gold and silver mining industry than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the Market Vectors Gold Miners ETF, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of the gold and silver mining industry may render such an investment inappropriate as the focus of an investment portfolio.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on their closing levels from January 1, 2007 through August 28, 2012. The closing level of the S&P 500® Index on August 28, 2012 was 1409.30. The closing level of the Russell 2000® Index on August 28, 2012 was 814.28. The closing level of one share of the Market Vectors Gold Miners ETF on August 28, 2012 was $46.85. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of any of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during the Observation Period. If on any trading day during the Observation Period, the closing level of any Underlying is equal to or less than its Knock-In Level, and the Final Level of the Lowest Performing Underlying is less than its Initial Level, then you will lose money on your investment.

For additional information on the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF, see information set forth under “The Reference Indices—The S&P® Indices—The S&P 500® Index,” “The Reference Indices—The Russell 2000® Index” and “The Reference Funds—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

Supplemental Information Regarding Material U.S. Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.4090%, and the remaining balance constitutes the Put Premium (as defined in the accompanying product supplement). Please refer to "Material United States Federal Income Tax Considerations" in the accompanying product supplement for a discussion summarizing material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire the securities as part of the original issuance of the securities.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of between $17.50 and $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to $7.50 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the notes against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse